As filed with the Securities and Exchange Commission on November 30, 2001

Registration No. 333-___________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

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SPEIZMAN INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	56-0901212
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
701 Griffith Road Charlotte, North Carolina 28217
(Address of Principal Executive Offices, including Zip Code)

SPEIZMAN INDUSTRIES, INC.
2000 EQUITY COMPENSATION PLAN
(Full Title of the Plan)

John C. Angelella
Speizman Industries, Inc.
701 Griffith Road
Charlotte, North Carolina 28217
(704) 559-5777
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.10 Par Value	150,000 5,000	$0.72(2) $0.5625(3)	$108,000(2) 2,812.50(3)	$27.00(2) 0.72(3)
Total Registration Fee $27.72

(1)

Plus such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions as described in the 2000 Equity Compensation Plan.

(2)

Pursuant to Rule 457(c) and (h)(1) of Regulation C of the Securities Act of 1933, the price of $0.72 per share is the average of the high and low prices of the Common Stock as reported on the Nasdaq SmallCap Market on November 27, 2001 and is set forth solely for purposes of calculating the filing fee for those shares without a fixed exercise price.

(3)

Such shares are issuable upon exercise of an outstanding option with a fixed exercise price. Pursuant to Rule 457(h)(1) of Regulation C of the Securities Act of 1933, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such option is exercisable.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information *

Item 2.         Registrant Information and Employee Plan Annual Information *

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*     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Certain Documents by Reference

Speizman Industries, Inc. (the "Registrant") hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 1, 2001 filed with the Commission on September 28, 2001 pursuant to Section 13 of the Securities Act of 1934, as amended (the "Exchange Act");

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2001 filed with the Commission on November 13, 2001; and
(c)	The description of the Registrant’s Common Stock, par value $.10 per share, contained in the Registrant’s Registration Statement filed pursuant to Section 12 of the Exchange Act.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities

  Not applicable.

Item 5.         Interests of Named Experts and Counsel

   Not applicable.

Item 6.         Indemnification of Directors and Officers

   Article 8 of the Bylaws of the Registrant provides as follows:

8.1

Indemnification of Directors, Officers and Others. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including any action, suit or proceeding by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware, as from time to time in effect, and any other applicable law, as from time to time in effect.

8.2

Authority of the Board. Any indemnification under Section 1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the standard of conduct applicable under the General Corporation Law of the State of Delaware, as from time to time in effect, or any other applicable law, as from time to time in effect. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directed, by independent legal counsel in a written opinion, or (3) by the stockholders.

8.3

Advance of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

8.4

Indemnification Not exclusive. The rights of indemnification provided by this Article shall not be deemed exclusive of any other rights to which such director, officer, employee or agent may be entitled apart from the foregoing provisions and shall continue as to any such person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of each such person. The foregoing provisions of this Article 8 shall be deemed to be a contract between the Corporation and each director, officer, employee or agent who serves in such capacity at any time while this Article 8 and the relevant provisions of the General Corporation Law of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of acts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

The Seventh Article of the Certificate of Incorporation of the Registrant, provides the following:

SEVENTH: (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including any action, suit or proceeding by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware, as from time to time in effect, and any other applicable law, as from time to time in effect.

(b) The rights of the indemnification provided by this Article Seventh shall not be deemed exclusive of any other rights to which such director, officer, employee or agent may be entitled apart from the foregoing provisions and shall continue as to any such person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of each such person. The foregoing provisions of this Article Seventh shall be deemed to be a contract between the Corporation and each director, officer, employee or agent who serves in such capacity at any time while this Article Seventh and the relevant provisions of the General Corporation Law of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eighth of the Registrant’s Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the Registrant’s Certificate of Incorporation provides for such limitation of liability.

The Registrant also maintains a directors and officers liability policy which insures such persons against claims arising from certain acts or decisions by them in their capacities as directors and officers of the Registrant, subject to certain exclusions and deductible and maximum amounts.

Item 7.         Exemption From Registration Claimed

 Not applicable.

Item 8.         Exhibits

The following exhibits, listed in accordance with the number assigned to each in the exhibit table of Item 601 of Regulation S-K, are included in Part II of this Registration Statement. Exhibit numbers omitted are not applicable.
Exhibit No.	Description

5	Legal opinion of Kilpatrick Stockton LLP.
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Kilpatrick Stockton LLP (Contained in Exhibit 5).
24	Power of Attorney (Contained on signature page).
99

Speizman Industries, Inc. 2000 Equity Compensation Plan (Incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 1, 2001, File No. 0-8544).

Item 9.         Undertakings

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(b)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and the right to indemnification will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 17th day of September, 2001.

SPEIZMAN INDUSTRIES, INC. By: /s/ Robert S. Speizman Robert S. Speizman, President

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert S. Speizman and John C. Angelella, and each of them, his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date

/s/ Robert S. Speizman Robert S. Speizman	President (Principal Executive Officer) and Director	September 17, 2001

/s/ John C. Angelella John C. Angelella	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	September 17, 2001

/s/ William Gorelick William Gorelick	Director	September 17, 2001

/s/ Scott Lea Scott Lea	Director	September 17, 2001

/s/ Jon P. Brady Jon P. Brady	Director	September 18, 2001

/s/ Josef Sklut Josef Sklut	Director	September 18, 2001

EXHIBIT INDEX
Exhibit No.	Description

5	Legal opinion of Kilpatrick Stockton LLP.
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Kilpatrick Stockton LLP (Contained in Exhibit 5).
24	Power of Attorney (Contained on signature page).
99

Speizman Industries, Inc. 2000 Equity Compensation Plan (Incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 1, 2001, File No. 0-8544).

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